EXHIBIT B-4


                                    AMENDMENT
                                       TO
                    AGREEMENT FOR PURCHASE AND SALE OF STOCK


                  THIS AMENDMENT (the "Amendment") to that certain Agreement for Purchase and Sale of Stock dated as of August 24, 2000 (the "Agreement") by and between Consolidated Water Power Company, a Wisconsin corporation ("Seller") and Wisconsin Public Service Corporation, a Wisconsin corporation ("Buyer") is entered into as of December 22, 2000 by and among Seller, Buyer, Stora Enso North America Corp., a Wisconsin corporation ("SENA") and Wisconsin River Power Company (`WRPCo").

                  WHEREAS, the Seller and Buyer desire to amend the Agreement to conform the Agreement to the provisions of the Wisconsin River Power Company Power Purchase Contract dated December 12, 2000, to provide for an adjustment of the Purchase Price under the Agreement and by providing for continued retirement and benefit plan coverage for the union WRPCo Company employees and related matters.

                  NOW, THEREFORE, in consideration of the premises and the promises herein contained, the parties agree as set forth below.

                  1. The Purchase Price will be increased by $215,512.00 and the Buyer shall pay such additional amount to Seller at Closing.

                  2. Paragraph (f) of Section 1.3 of the Agreement hereby is amended in its entirety to read as follows:

                  (f) An executed agreement extending, as to the Seller, the Amended and Restated Power Purchase Contract made as of September 1, 1985 by and among Seller, Buyer and Wisconsin Power and Light Company (the "Power Contract") for a period of twelve years from the later of the date of Closing or the effective date approved by the Federal Energy Regulatory Commission and providing for Seller's continued enjoyment during that period of the benefits (subject to Seller's continued obligations) now provided by the Power Contract and including Seller's agreement that it will accept increases in the cost structure under the Power Contract arising out of relicensing activities which are in process as of December 31 2000 provided that Seller shall have the opportunity to intervene in the relicensing process with respect to issues which result in the increase;

                  3. SENA will continue to provide employee retirement and welfare benefit plan coverage to the same extent and on the terms and conditions prevailing on the date of Closing for all WRPCo union employees from the date of Closing to March 31, 2001, or such earlier date as WRPCo assumes such coverage obligation.

                  4. WRPCo will reimburse SENA for the cost of providing the benefits referred to in Section 3 of this Amendment determined on the basis for determining such costs

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prevailing at August 31, 2000, from the date of Closing to the actual dates of transition to other employee retirement and welfare benefit plan coverage, but in no event for any period after March 31, 2001.

                  5. The Purchase Price will be adjusted to reflect changes in the WRPCo pension assets and liabilities and retiree health assets and liabilities between August 31, 2000, and March 31, 2001. If the net result of such changes is an increase in the net book value of the Stock, Buyer will promptly following the determination of such March 31, 2001 pension assets and liabilities and retiree health assets and liabilities pay to Seller an amount equal to such increase and if the net result of such changes is a decrease in the net book value of the Stock, Seller will promptly after such determination pay to Buyer an amount equal to such decrease. The following principles shall govern the determination of such Purchase Price adjustment:

                  (a) The pension Projected Benefit Obligation ("PBO") liability reflected on the WRPCo August balance sheet was calculated on a Financial Accounting Standard No. 87 ("FAS 87") accounting basis using an 7.75% discount rate and reflects liability for all active, deferred vested and retired plan participants. The final WRPCo pension PBO liability will be calculated as of March 31, 2001 (using employee age and service as of March 31, 2001), will be calculated on a FAS 87 accounting basis using a 7.75% discount rate and such other actuarial assumptions as were used for purposes of determining the pension PBO liability on the WRPCo August 31, 2000 balance sheet and will include only active WRPCo employees. The Consolidated Employees' Retirement Plan ("CERP") will retain liability for all deferred vested and retired WRPCo employees.

                  (b) The pension assets reflected on the WRPCo August 31, 2000 balance sheet were calculated on a FAS 87 accounting basis and include all active, deferred vested and retired plan participants asset allocations. The assets reflected on the WRPCo August 31, 2000 balance sheet for WRPCo employees were an accounting allocation only, since the assets are held by an overall pension trust for all employees and employers who participate in the CERP. The final WRPCo pension assets will be calculated as of March 31, 2001 on the same basis used to calculate pension benefits for the WRPCo August 31, 2000 balance sheet and will include only assets allocable to WRPCo active plan participants.

                  (c) The retiree health liability stated on the WRPCo August 31, 2000 balance sheet was calculated on a FAS 87 accounting basis using a 7.75% discount rate and includes liability for all active, deferred vested and retired plan participants. The final WRPCo retiree health liability will be calculated as of March 31, 2001 (using employee age and service as of March 31, 2001), will be calculated on a FAS 87 accounting basis using a 7.75% discount rate and such other actuarial assumptions as were used for purposes of determining the retiree health liability on the

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

                       WRPCo August 31, 2000, balance sheet and will include only active WRPCo employees. SENA will retain liability for all deferred vested and retired WRPCo employees.

                  (d) The retiree health assets reflected on the WRPCo August 31, 2000 balance sheet were calculated on a FAS 87 accounting basis and include all active, deferred vested and retired plan participants' asset allocations. No assets will be transferred form the Voluntary Employee Beneficiary Association "VEBA") trust to fund this liability, the retiree health liability for active WRPCo plan participants will be transferred to WRPCo as an unfunded liability and the final WRPCo retiree health assets value shall be zero.

                  6. As soon as administratively feasible on or after March 31, 2001, SENA shall cause the trustees of the CERP, and the related trust, to make a trust to trust transfer to the new defined benefit pension plan ("New Plan") as designated for the WRPCo union employees in an amount equal to the value of pension benefits accrued through March 31, 2001 for all WRPCo active union employees. In compliance with Section 414(1) of the Internal Revenue Code, SENA's actuary will calculate the amount of the pension asset transfer using Pension Benefit Guaranty Corporation ("PBGC") interest rate and mortality assumptions in effect as of March 31, 2001 for the standard termination of a single employer ("Asset Transfer Amount"). SENA's actuary will use a retirement age assumption of 65 years. Seller agrees to cause the trustees of the CERP and the related trusts, to transfer assets to the New Plan equal to the Asset Transfer Amount effective as of March 31, 2001. SENA and WRPCo agree to comply with all rules and procedures established by the Internal Revenue Service and the PBGC with respect to the assumption of such liability and the transfer of such assets.

                  7. All capitalized terms used in this Amendment which are not defined herein shall have the respective meanings specified in the Agreement.

                  8. This Amendment shall be construed in connection with and as part of the Agreement.

                  9. This Amendment may be executed in counterparts, each of which shall constitute one and the same instrument.

                  10. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date above specified.

                                         CONSOLIDATED WATER POWER COMPANY


                                         By:
                                            ------------------------------------

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

                                         WISCONSIN PUBLIC SERVICE CORPORATION


                                         By:
                                           -------------------------------------


                                         STORA ENSO NORTH AMERICA CORP.


                                         By:
                                            ------------------------------------


                                         WISCONSIN RIVER POWER COMPANY


                                         By:
                                            ------------------------------------


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